LIMITED LIABILITY COMPANY AGREEMENT OF

G&E HEALTHCARE REIT/DUKE CHESTERFIELD REHAB, LLC

TABLE OF CONTENTS

ARTICLE 10 WITHDRAWAL, DISSOLUTION, LIQUIDATION, AND TERMINATION 39

ARTICLE 12 Call Rights 43

Section 12.1	Holdings Call Rights	43
Section 12.2	Closing	43
Section 12.3	Remedies	44

ARTICLE 13 Put Rights 44

Section 13.1Duke Put Rights		44
Section 13.2Closing		45
Section 13.3Remedies		45
Section 13.4Fair Market Value		45
EXHIBITS/SCHEDULES:
Exhibit A	Initial Capital Contribution Balances
Exhibit B	Contribution Agreement
Exhibit C	Property Management Agreement
Exhibit D	Representation Letter

LIMITED LIABILITY COMPANY AGREEMENT OF

G&E HEALTHCARE REIT/DUKE CHESTERFIELD REHAB, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF G&E HEALTHCARE REIT/DUKE CHESTERFIELD REHAB, LLC (this “Agreement”) is entered into as of December 19, 2007, between BD ST. LOUIS DEVELOPMENT, LLC, an Indiana limited liability company, as a Member (“Duke”), and GRUBB & ELLIS HEALTHCARE REIT HOLDINGS, L.P., a Delaware limited partnership, as a Member (“Holdings”).

W I T N E S S E T H:

WHEREAS, Duke and Holdings formed the Company under the Act and desire to enter into this Agreement to govern the operations of the Company and to set forth their respective rights, duties and responsibilities with respect to the Company.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00), the mutual promises, obligations and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“1933 Act” is defined in Section 2.8.

“Act” means the Delaware Limited Liability Company Act (6 Del.C. §18-101 et seq.), as it may be amended from time to time.

“Additional Capital Contribution” means, any additional contribution of a Member to the capital of the Company, including, without limitation, those made pursuant to Sections 6.3 or 6.4.

“Adjusted Capital Account” means, with respect to a Member, such Member’s Capital Account as of the end of each fiscal year, as the same is specially computed to reflect the adjustments required or permitted to be taken into account in applying Regulations Section 1.704-1(b)(2)(ii)(d) (including adjustments for Company Minimum Gain and Member Nonrecourse Debt Minimum Gain).

“Adjusted Capital Account Deficit” means, for each Member, the deficit balance, if any, in that Member’s Adjusted Capital Account.

“Affiliate” means, with respect to a Person, another Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person in question. The term “control” as used in the preceding sentence means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation, and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

“Agreement” means this Limited Liability Company Agreement of G&E Healthcare REIT/Duke Chesterfield Rehab, LLC.

“Auditor” means Deloitte Touche LLP or another independent firm of certified public accountants selected by the Manager.

“Bankruptcy” means, with respect to a Person, the occurrence of (1) a general assignment by the Person for the benefit of creditors; (2) the filing by the Person of a voluntary petition in bankruptcy; (3) the entry of a judgment by any court that the Person is bankrupt or insolvent, or the entry against the Person of an order for relief in any bankruptcy or insolvency proceeding, but only if such order, judgment or decree continues unstayed and in effect for a period of sixty (60) consecutive days; (4) the filing of a petition or answer by the Person seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (5) the filing by the Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding for reorganization or of a similar nature; (6) the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, which is not dismissed within sixty (60) days thereafter; or (7) the entry against a Member of any “order for relief” or of any other judgment or decree by any court of competent jurisdiction in any involuntary proceeding against a Member under present or future Federal bankruptcy laws or under any other state or local bankruptcy, insolvency or other laws respecting debtor’s rights, but only if such order, judgment or decree continues unstayed and in effect for a period of sixty (60) consecutive days.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in Indiana are authorized or required to close under the laws of the State of Indiana.

“Call’ is defined in Section 12.1.

“Call Notice” is defined in Section 12.1.

“Call Period” is defined in Section 12.1.

“Call Purchase Price” is defined in Section 12.1.

“Capital Account” shall have the meaning set forth in Section 9.2.

“Capital Contribution” means, with respect to each Member, the amount of cash and the initial Gross Asset Value, as agreed by the Members, of any property (net of liabilities assumed by the Company resulting from such contribution and liabilities to which the property is subject) contributed to the Company by that Member.

“Capital Contribution Balance” means, for each Member, the total Capital Contributions of that Member, less the cumulative distributions by the Company to that Member in return thereof pursuant to Sections 6.2, 6.3 and 8.3(a).

“Capital Proceeds” means funds of the Company arising from a Capital Transaction, net of (i) the actual costs incurred by the Company in consummating the Capital Transaction, (ii) the amount of such proceeds or awards that are applied to mortgage or other indebtedness of the Company or used to repair damage caused by a casualty or taking and (iii) reserves reasonably approved by the Manager.

“Capital Transaction” means the sale, financing, refinancing or similar transaction of or involving the Property (including, without limitation, transactions which generate condemnation awards, payment of title insurance proceeds or casualty loss insurance proceeds other than business interruption or rental loss insurance proceeds). Neither Duke’s exercise of the Put Option nor Holdings’ exercise of the Call Option shall be considered to trigger a Capital Transaction.

“Certificate” is defined in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law.

“Company” means G&E Healthcare REIT/Duke Chesterfield Rehab, LLC, a Delaware limited liability company.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” as set forth in Regulations Section 1.704-2(b)(2) and 1.704-2(d).

“Contributing Member” is defined in Section 6.5.

“Contribution Agreement” means the Contribution Agreement between the Members dated December      , 2007.

“Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Manager.

“Duke” means BD ST. Louis Development, LLC, an Indiana limited liability company.

“Duke Interest” is defined in Section 12.1.

“Duke Guaranty” is defined in Section 7.1.

“Encumbrance” is defined in Section 3.2.

“Executive Committee” means the Company’s management committee established in accordance with Section 4.1.

“Fair Market Value” means the fair market value of the Property as determined pursuant to the appraisal process set forth in Section 13.4.

“Governmental Authority” means the United States of America, any of the several states, any county or municipality in which the Project is located, and any agency, authority, court, department, commission, board, bureau or instrumentality of any of them.

“Governmental Requirements” means, collectively, all laws, statutes, ordinances, regulations, tariffs, judicial or administrative orders, and procedural requirements imposed by any political subdivision, any agency thereof, any regulated public utility company, or other Governmental Authority regulating or affecting the acquisition, ownership, or development of the Property, or the construction, leasing, or operation of the Project or a Member, as applicable.

“Gross Asset Value” is defined in Section 9.3.

“Gross Asset Value of the Property” is defined in Section 6.3.

“Guaranty Payment” is defined in Section 6.11.

“Guaranty Payment Member Loan” is defined in Section 6.11.

“Holdings” means Grubb & Ellis Healthcare REIT Holdings, L.P., a Delaware limited partnership.

“Holdings Guaranty” is defined in Section 7.1.

“Imputed Closing Costs” means an amount, (not to exceed 1% of the purchase price), that would normally be incurred by the Company if the Project were sold for an amount specified in Article 13, for title insurance premiums, survey costs, brokerage commissions and other commercially reasonable closing costs.

“Initial Capital Contributions” is defined in Section 6.1.

“Internal Rate of Return” or “IRR” shall mean that interest rate which, when used as a discount rate, causes (i) the net present value as of the date of this Agreement of the specified distributions made to a Member through the computation date, to equal (ii) the net present value as of the date of this Agreement of (x) the Capital Contributions made by a Member through the computation date less (y) distributions made to a Member pursuant to Section 6.2 and Section 6.3. For purposes of this definition, (i) net present value shall be determined using monthly compounding periods; and (ii) any contribution or distribution during a year shall be deemed to occur on the date such contribution or distribution is made.

“Lease” means that certain St. John’s Mercy Rehabilitation Hospital Lease Agreement dated May 1, 2006 by and between Duke and Tenant, as amended by Commencement Agreement dated December 12, 2007 between Duke and Tenant, the interest of Duke thereunder having been assigned to the Company on or about the date hereof.

“Major Decisions” is defined in Section 4.1(b).

“Manager” initially means Holdings and shall also include each Person who is a Member hereafter designated as a Manager in accordance with this Agreement, until such Person ceases to be a Manager of the Company.

“Manager Authorized Signatories” is defined in Section 4.4(b).

“Member Loan” is defined in Section 6.6.

“Member Nonrecourse Debt” has the same meaning as “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the same meaning as “partner nonrecourse debt minimum gain” in Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as “partner nonrecourse deductions” in Regulations Section 1.704-2(i)(2).

“Members” means Holdings, Duke, and each Person hereafter admitted as a Member in accordance with this Agreement, until such Person ceases to be a Member of the Company.

“Membership Interests” means all of the rights and interests of whatsoever nature of the Members in the Company, including without limitation the right to participate in management to the extent herein expressly provided, to receive distributions of funds, and to receive allocations of income, gain, loss, deduction, and credit.

“Net Cash Flow” means Net Operating Income less debt service on loans to the Company.

“Net Operating Income” means, for any period, the amount by which Operating Revenues exceed Operating Expenses for such period.

"Non-Contributing Member” has the meaning set forth in Section 6.5 hereof.

“Operating Budget” means the annual budget, prepared by the Manager setting forth the estimated capital requirements and operating revenues and expenses of the Company for the then current or immediately succeeding calendar year and for each month and each calendar quarter of such calendar year.

“Operating Expenses” means, for any period, the current obligations of the Company for such period, determined in accordance with generally accepted accounting principles and applicable to commercial real estate, consistently applied, for operating expenses of the Property and the Project and for capital expenditures not paid from Capital Proceeds or the Members’ Capital Contributions to the Company and for reserves as reasonably determined by the Manager. Operating Expenses shall not include debt service on loans to the Company, nor any non-cash expenses such as depreciation or amortization.

“Operating Revenues” means, for any period, the gross revenues of the Company arising from the conduct of the business of the Company from what ever source, including, without limitation, ownership of the Property and operation of the Project during such period, including proceeds of any business interruption insurance and amounts funded from Company reserves, but specifically excluding Capital Proceeds and Capital Contributions.

“Partially Adjusted Capital Account” means, with respect to each Member and any fiscal year, the Capital Account of such Member at the beginning of such fiscal year, adjusted as set forth in the definition of Capital Accounts for all contributions and distributions during such year and all special allocations pursuant to Sections 9.4(c) and 9.4(d) hereof with respect to such fiscal year, but before giving any effect to the allocation of Profit or Loss for such fiscal year pursuant to Sections 9.4(a) and 9.4(b).

“Person” means an individual or entity.

“Prime Rate” means, on any particular date, the interest rate which JP Morgan Chase, or any successor publicly announces as its “prime rate” as of the close of business on such date; provided, however, that in the event that such interest rate, as announced by JP Morgan Chase or its successor, is discontinued or becomes unascertainable, the Members shall select and substitute an appropriate national banking association which publicly announces a “prime rate” of interest, and the term “Prime Rate,” as used in this Agreement, shall thereafter be deemed to refer to such interest rate as announced by such national banking association as its “prime rate” until such time as such interest rate as announced by JP Morgan Chase or its successor once again becomes ascertainable.

“Proceeding” is defined in Section 4.10.

“Profits” and “Losses” mean, for each taxable year or other period, an amount equal to the Company’s taxable income or loss for the year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

1. Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

2. Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

3. Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

4. In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

5. Any items which are specially allocated under 9.4(c) or 9.4(d) will not be included in Profits or Losses; and

If the Gross Asset Value of any Company asset is adjusted under Section 9.3(b) or Section 9.3(c) the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses.

“Project” means and refers to an approximately 112,000 square foot rehabilitation hospital and related parking facilities located on the Property.

"Project LLC” means G&E HEALTHCARE REIT CHESTERFIELD REHAB HOSPITAL, LLC, a Delaware limited liability company, the sole member which is the Company, through which Project LLC the Company intends to hold title to the Property and own and operate a Project.

"Project LLC Agreement” means the limited liability company agreement of the Project LLC date on the date hereof.

“Project Loan” means that certain loan closed on or about the date hereof in the original principal amount of $22,00,000.00 from National City Bank to the Company evidenced and secured by the Project Loan Documents.

“Project Loan Documents” means the loan documents evidencing and securing the Project Loan.

“Property” means approximately 7.115 acres of real property located at 14561 N. Outer Forty Road and 14754 Conway Road, Chesterfield, Missouri and the Project located thereon, which has been contributed to the Company by Duke on or about the date hereof.

“Property Manager” means Triple Net Properties Realty, Inc., a California corporation and an Affiliate of Holdings.

“Property Management Agreement” means the property management agreement in a form substantially the same as that attached here as Exhibit C and made a part hereof.

“Put’ is defined in Section 13.1.

“Put Closing Date” is defined in Section 13.2.

“Put Notice” is defined in Section 13.1.

“Put Period” is defined in Section 13.1.

“Put Purchase Price” is defined in Section 13.1.

“Registered Company” is defined in Section 3.2(b)(1).

“REIT” means a real estate investment trust as that term is defined under the Code.

“Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provisions of succeeding, similar, substitute, temporary, proposed or final Regulations.

“Regulatory Allocations” is defined in Section 9.4(d).

“Removal Event” means, for the purposes of Section 4.5 and the potential removal of a Member from its position as Manager (but not as a Member of the Company), (a) a Member’s withdrawal or retirement from the Company or the disposition (whether voluntary or by operation of law) by a Member of all or any part of such Member’s Membership Interest in the Company in breach of the covenant contained in Article 3 hereof, or any other breach of Article 3 hereof, (b) any fraud, gross negligence or willful misconduct concerning a Member in the performance of its obligations under this Agreement, (c) a Member has become a Non-Contributing Member, subject to the cure periods provided in Section 6.5, or, (d) an act of Bankruptcy by a Member.

“Rent” means the annual Base Rent (as that term is defined in the Lease) payable by the Tenant under the Lease.

“Rent for the First Lease Year” means the Rent payable by the lessee under the Lease for the First Lease Year (as that term is defined in the Lease and as described in Section 2(b)(iii)(A) of the Lease).

“Representatives” The members or alternate members of the Executive Committee representing a Member.

“Sharing Ratios” shall, unless and until changed pursuant to this Agreement, be as follows:

Duke	20%
Holdings	80%

“State Acts” is defined in Section 2.8.

“Target Capital Account” means, with respect to any Member and any fiscal year, an amount (which may be either positive or negative) equal to the hypothetical distribution such Member would receive pursuant to the following sentence, minus the Member’s share of Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g) and minus the Member’s share of Member Nonrecourse Debt Minimum Gain determined in accordance with Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale in the following sentence. The hypothetical distribution to a Member is equal to the amount that would be received by such member if all Company assets were sold for cash equal to their Gross Asset Values, all Company liabilities were satisfied to the extent required by their terms (limited, with respect to each Company Nonrecourse Debt or Member Nonrecourse Debt to the Gross Asset Value of the assets securing each such liability), and the net assets of the Company were distributed in full to the Members pursuant to Section 8.3 hereof, all as of the last day of such year.

“Tenant” means St. John’s Mercy Rehabilitation, LLC, a Missouri limited liability company.

“Transfer” is defined in Section 3.2.

ARTICLE 2

ORGANIZATIONAL MATTERS; PURPOSE; TERM

Section 2.1 Formation of Company.

The Company has been organized as a Delaware limited liability company by filing a certificate of formation (the “Certificate”) under the Act.

Section 2.2 Name.

The name of the Company shall be G&E HEALTHCARE REIT/DUKE CHESTERFIELD REHAB, LLC, and all Company business must be conducted in that name or such other name as the Manager shall approve.

Section 2.3 Registered Office; Registered Agent; Principal Office.

The agent of the Company shall be The Corporation Trust Company or, following any removal, any successor approved by the Executive Committee. The registered office of the Company is located at Corporation Trust Center 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The principal office of the Company shall be at c/o Triple Net Properties, Inc., 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705, or at such other location as the Manager shall approve.

Section 2.4 Foreign Qualification.

Before the Company conducts business in any jurisdiction other than Delaware, the Manager shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Manager, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business.

Section 2.5 Purpose and Scope.

The purposes and scope of the Company’s activities are strictly limited to acquiring the Property, with a view to the future sale and/or other disposition, and the owning, maintaining, leasing and selling of the Project on the Property; financing the foregoing activities; and performing all other activities reasonably necessary or incidental to the furtherance of such purposes, acting directly or indirectly through the Project LLC.

Section 2.6 Term.

The Company shall commence on the effective date of the Certificate and shall have perpetual existence, unless sooner dissolved as herein provided.

Section 2.7 No State Law Partnership.

The Company shall not be a partnership or joint venture under any state or federal law, and no Member or Manager shall be a partner or joint venturer of any other Member or Manager for any purposes, other than under the Code and other applicable tax laws, and this Agreement may not be construed otherwise.

Section 2.8 Warranties, Representations and Covenants – of all Members. Each Member represents and warrants as to the following:

(a) That it understands that the Company will not register the issuance of the Membership Interests under the federal Securities Act of 1933, as amended (the "1933 Act"), or any state securities laws (the “State Acts”) in reliance upon exemptions from registration contained in the 1933 Act and the State Acts, and that the Company relies upon these exemptions, in part, because of the Member’s representations, warranties, and agreements contained in this Agreement.

(b) That such Member is acquiring its Membership Interest for its own purpose, with the intention of holding the Membership Interest for investment and with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Membership Interest; and it will not make any sale, transfer, or other disposition of the Membership Interest without registration under the 1933 Act and the State Acts unless an exemption from registration is available under the 1933 Act and the State Acts.

(c) That the Member is familiar with the business in which the Company is or will be engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is undertaking to purchase; it is fully aware of the problems and risks involved in making an investment of this type; and it is capable of evaluating the merits and risks of this investment. The Member acknowledges that, prior to executing this Agreement, it has had the opportunity to ask questions of and receive answers or obtain additional information from a representative of the Company concerning the financial and other affairs of the Company, and, to the extent it believes necessary in light of its knowledge of the Company’s affairs, it has asked these questions and received satisfactory answers.

(d) That the investment that the Member is undertaking corresponds with the nature and size of its present investments and net worth, and the Member can financially bear the economic risk of this investment, including the ability to afford holding the Membership Interest for an indefinite period or to afford a complete loss of this investment.

(e) That the Member has taken and shall continue to take all steps and implemented all policies which are necessary to ensure that such Member is in compliance with all Governmental Requirements applicable to such Member and its business, including, without limitation, those Governmental Requirements relating to the prevention of money laundering and anti-terrorism, including as they relate to the source of funds to such Member, any direct or indirect interest holders in such Member or the Company and to the operations of such Member, any direct or indirect interest holders in such Member or the Company.

Section 2.9 Representations and Warranties of Holdings. Holdings hereby represents and warrants to Duke and the Company that:

(a) Holdings is a duly formed and validly existing limited partnership in good standing under the laws of the State of Delaware and all other states in which Holdings is required to so qualify in order to legally perform its obligations hereunder, and has the requisite power and authority to enter into and carry out the terms of this Agreement;

(b) all action required to be taken by Holdings to consummate this Agreement has been taken by Holdings and no further approval of any board, court or other body is necessary in order to permit Holdings to consummate this Agreement;

(c) neither the execution and delivery of, nor the performance of, nor the compliance with, this Agreement has resulted (or will result) in any violation of, be in conflict with, invalidate, cancel or make inoperative, interfere with, or constitute a default under, any charter, bylaw, venture agreement, partnership agreement, trust agreement, mortgage, deed of trust, indenture, contract, agreement, permit, judgment, decree or order to which Holdings is a party or by which Holdings is bound, and there is no default and no event or omission has occurred which, but for the passing of time or the giving of notice, or both, would constitute a default on the part of Holdings under this Agreement;

(d) there is no action, proceeding or investigation pending or, to Holdings’ actual knowledge, threatened (nor any basis therefor) which questions, directly or indirectly, the validity or enforceability of this Agreement as to Holdings; and

(e) this Agreement has been duly executed by Holdings and constitutes the valid and binding agreement of Holdings, enforceable in accordance with its terms, except as the enforceability thereof may be limited by laws affecting the rights and remedies of creditors generally and equitable principles of general application.

Section 2.10 Representations and Warranties of Duke. Duke hereby represents and warrants to Holdings and the Company that:

(a) Duke is a duly formed and validly existing limited liability company in good standing under the laws of the State of Indiana and all other states in which Duke is required to so qualify in order to legally perform its obligations hereunder, and has the requisite power and authority to enter into and carry out the terms of this Agreement;

(b) all action required to be taken by Duke to consummate this Agreement has been taken by Duke and no further approval of any board, court or other body is necessary in order to permit Duke to consummate this Agreement;

(c) neither the execution and delivery of, nor the performance of, nor the compliance with, this Agreement has resulted (or will result) in any violation of, be in conflict with, invalidate, cancel or make inoperative, interfere with, or constitute a default under, any charter, bylaw, venture agreement, partnership agreement, trust agreement, mortgage, deed of trust, indenture, contract, agreement, permit, judgment, decree or order to which Duke is a party or by which Duke is bound, and there is no default and no event or omission has occurred which, but for the passing of time or the giving of notice, or both, would constitute a default on the part of Duke under this Agreement;

(d) there is no action, proceeding or investigation pending or, to Duke’s actual knowledge, threatened (nor any basis therefor) which questions, directly or indirectly, the validity or enforceability of this Agreement as to Duke; and

(e) this Agreement has been duly executed by Duke and constitutes the valid and binding agreement of Duke, enforceable in accordance with its terms, except as the enforceability thereof may be limited by laws affecting the rights and remedies of creditors generally and equitable principles of general application.

Section 2.11 Project LLC. At all times the Project LLC shall be treated as a disregarded entity (i.e. not treated as an entity separate from the Company) under Treasury Regulations Section 301.7701-3(b)(1)(ii) and under each analogous or similar provision of state or local law in each jurisdiction where the Company is required to file a tax return. The Company has not made and shall not make, with respect to the Project LLC an election under Treasury Regulations Section 301.7701-(3) to be treated or classified other than as provided in Treasury Regulations Section 301.7701-3(b)(1)(ii).

ARTICLE 3

MEMBERSHIP; DISPOSITIONS OF INTERESTS

Section 3.1 Members.

The initial Members of the Company are Holdings and Duke, each of which is admitted to the Company as a Member as of the date hereof.

Section 3.2 Dispositions of Membership Interests.

(a) General Restriction. A Member may not make an assignment, transfer, or other disposition (voluntarily, involuntarily or by operation of law) (each a “Transfer”) of all or any portion of its Membership Interest or the ownership or equity interests in a Member, nor pledge, mortgage, hypothecate, grant a security interest in, or otherwise encumber (each an “Encumbrance”) all or any portion of its Membership Interest or the controlling ownership or equity interests in a Member, except with the consent of the other Member(s) or as permitted in Section 3.2(b). Any attempted Transfer or Encumbrance, other than in strict accordance with this Section 3.2, shall be null, void, and of no force or effect. A Person to whom a Membership Interest is Transferred pursuant to the terms of this Agreement will be admitted to the Company as a Member. In connection with any Transfer of a Membership Interest or any portion thereof, and any admission of any transferee as a Member, the Member making such Transfer and the transferee shall furnish the other Member(s) with such documents regarding the Transfer as the other Member(s) may request (in form and substance satisfactory to the other Member(s)), including a copy of the Transfer instrument, a ratification by the transferee of this Agreement (if the transferee is to be admitted as a Member) and a legal opinion that the Transfer complies with applicable federal and state securities laws. For purposes hereof, a Transfer shall be deemed to have occurred with respect to a Member upon any assignment, transfer, or other disposition (voluntary, involuntary, or by operation of law) of an interest in that Member. Upon a Transfer of a Membership Interest permitted by this Agreement, (a) the transferor shall cease to be a Member for all purposes of this Agreement, and (b) the transferee shall be entitled to receive that portion of distributions or allocations to which the transferor of the Membership Interest would be entitled and (c) such transferee shall have all other rights of a Member pursuant to this Agreement or otherwise.

(b) Permitted Transfers. Notwithstanding the limitations in Section 3.2(a) of this Agreement:

(1) Holdings may Transfer or otherwise grant Encumbrances in all, but not a portion of, its Membership Interest and ownership or equity interests in the Company to GRUBB & ELLIS HEALTHCARE REIT, INC., or any Affiliate of GRUBB & ELLIS HEALTHCARE REIT, INC. or Holdings and at the election of Holdings, upon any such Transfer of the entire Membership Interest, the transferee thereof shall be admitted as a Member. In addition, Duke acknowledges that it has been advised that Holdings may Transfer its Membership Interests to a publicly registered company or the subsidiary of a publicly registered company that is managed by, sponsored by or under common control with Holdings or Holdings’ principals or Registered Company and that in such event the assignee will be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. As used herein, the term “Registered Company” shall mean a publicly registered company or the subsidiary of a publicly registered company that is managed by, sponsored by or under common control with Holdings or Holdings’ principals. To assist the assignee in preparing the SEC Filings, Duke agrees to provide the assignee with the following: (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations in the Audited Year and Stub Period; (viii) check register for the three (3) months following the Audited Year and Stub Period; (ix) the Lease and five (5) year lease schedules, to the extent applicable; (x) copies of all insurance documentation for the Audited Year and Stub Period; (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and Stub Period; and (xii) a signed representation letter in the form attached hereto as Exhibit D.

(2) Duke may Transfer or otherwise grant Encumbrances in all or a portion of its Membership Interest and ownership or equity interests in Duke to (i) any Affiliate of Duke Realty Corporation, (ii) any entity, a majority of which is owned directly or indirectly by Duke or Duke Realty Corporation, or any entity under common control with Duke Realty Corporation, (iii) any entity which owns a majority of the voting stock of Duke Realty Corporation, (iv) any partnership or limited liability company of which either Duke, Duke Realty Corporation or any entity described in subparts (i), (ii) or (iii) of this sentence is the sole or managing general partner or member owning at least fifty percent (50%) of the partnership or limited liability company, or a lesser amount if Holdings grants its prior written consent, which consent Holdings agrees will not be unreasonably withheld, delayed or conditioned, (v) any entity which may result from a merger or consolidation by or with Duke or Duke Realty Corporation, or (vi) any entity to which Duke Realty Corporation is selling all or substantially all of its assets, and at the election of Duke, upon any such Transfer of its Membership Interest, the transferee shall be admitted as a Member.

Notwithstanding anything to contrary contained in this Agreement, in no event shall either Member Transfer or Encumber its Membership Interest if such Transfer or Encumbrance shall constitute a Prohibited Transfer (as defined in the Project Loan Documents), unless such Member has obtained the express written consent of the Lender and otherwise complied with the terms of the Project Loan Documents with respect thereto.

Section 3.3 Creation of Additional Membership Interests.

Additional Membership Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, with the approval of all Members, on such terms and conditions as all the Members may determine at the time of admission.

Section 3.4 Resignation.

A Member may not resign or withdraw from the Company without the consent of the other Members.

Section 3.5 Information.

In addition to the other rights specifically set forth in this Agreement, each Member is entitled to the following information under the circumstances and conditions set forth in the Act: (a) true and full information regarding the status of the business and financial condition of the Company; (b) promptly after becoming available, a copy of the Company’s federal, state and local income tax returns for each year; (c) a current list of the name and last known business, residence or mailing address of each Member and Manager; (d) a copy of this Agreement, the Company’s certificate of formation, and all amendments to such documents; (e) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and (f) other information regarding the affairs of the Company to which that Member is entitled pursuant to Section 18-305 of the Act (including all Company books and records).

Section 3.6 Liability to Third Parties.

No Member shall be liable for the debts, obligations, indemnifications or liabilities of the Company (except indebtedness that is expressly guaranteed by such Member).

Section 3.7 Withholding.

If the Code or any Governmental Requirements require the Company to withhold any tax with respect to a distributive share of Company income, gain, loss, deduction or credit, or a distribution of cash or Property, the Company shall withhold and pay over to any Governmental Authority any amount required to be withheld pursuant to the Code or any other Governmental Requirements. All amounts so withheld shall be treated as amounts paid or distributed to the applicable Member and will reduce the amount otherwise payable or distributable to such other Member for all purposes of this Agreement.

Section 3.8 Relationship of Members

Each Member agrees that, to the fullest extent permitted by the Act and except to the extent expressly stated in this Agreement or in any other agreement to which each Member is a party:

(a) No Member shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, any other Member, the Company or the Project LLC.

(b) Any consent, approval, determination or other action by a Member shall be given or taken in the sole and absolute discretion of that Member in its own best interests and without regard to the best interests of another Member or the Company or the financial, tax or other effect on another Member or the Company; provided, however, the forgoing shall not authorize any Member to engage in intentional misconduct, commit a knowing violation of law or engage in conduct in violation of the terms of this Agreement.

(c) No Member is authorized to act as the agent, representative or attorney-in-fact for any other Member.

ARTICLE 4

MANAGEMENT OF COMPANY

Section 4.1 Executive Committee.

(a) Formation and Authority. Except for Major Decisions, the Manager shall be vested with and shall control the business and affairs of the Company. The Members hereby establish the Executive Committee, and vest the Executive Committee with the authority to act on behalf of the Company in its own capacity and in its capacity as sole member of the Project LLC and to make all Major Decisions as set forth in this Agreement.

(b) Major Decisions. No action shall be taken, sum expended, decision made or obligation incurred by the Company, and the Manager will not permit the Company to perform any of the foregoing, with respect to a matter within the scope of any of the matters described below (“Major Decisions”), unless the Executive Committee has expressly approved such matter, or express provision therefor is set forth in this Agreement or in an Operating Budget approved by the Executive Committee. References throughout this Agreement related to actions to be taken by or on behalf of the Company shall be deemed to include actions by or on behalf of a Project LLC regardless of whether the Project LLC is specifically referenced:

(1) Any sale, transfer, exchange, mortgage, financing, hypothecation or encumbrance of all or any part of the Property. However, the Manager may make incidental sales, exchanges, conveyances, or transfers of Company (or Project LLC) personalty or fixtures in the ordinary course of business; .

(2) Any material amendment or material modification of the Lease and the termination of the Lease for cause or otherwise (or any such actions with regard to lease(s) entered into in replacement or substitution thereof with respect to the Project, in whole or in part;;

(3) If the Lease shall be terminated, then the following matters shall become Major Decisions: (A) leases of the Project, (B) Operating Budgets and (C) leasing agreements for the lease of space in the Project;

(4) elect to dissolve the Company (or the Project LLC) or the filing of any petition or consenting to the filing of any petition that would subject the Company (or the Project LLC) to a Bankruptcy;

(5) entering into any agreement with a Member or any Affiliate thereof, which is not specifically referenced in this Agreement;

(6) except as set forth in Sections 12 and 13, removal or redemption of a Member or any Membership Interest; and

(7) except as set forth in Section 3.2(b), the admission of any new Members to the Company (or the Project LLC).

(c) Membership Composition. Subject at all times to Section 4.1(e) hereof, the Executive Committee shall at all times consist of two (2) members, one (1) of whom shall be designated by Duke and one (1) of whom shall be designated by Holdings. Each Member may appoint an alternate for each member appointed by it to the Executive Committee by written notice to the other Member and the Company as provided in this Agreement, and the members and alternates representing a Member may act interchangeably and with equal authority with the members. Each member or alternate appointed to the Executive Committee shall represent the interests of the Member making such appointment or designation. Initially, the members of the Executive Committee designated by each Member are as follows:

Duke:	Holdings:

Member: Matthew A. Cohoat Alternate: Jason F. Sturman	Member: Scott D. Peters Alternate: Danny Prosky

(d) Membership — Removal and Vacancies. Each Member shall have the power and authority to remove any member or alternate member of the Executive Committee appointed by it by delivering written notice of such removal to the Company and the other Member. Vacancies on the Executive Committee shall be filled by the Member which appointed the Executive Committee member or alternate member previously holding the position which is then vacant.

(e) Resignation Upon Withdrawal. Upon either Member (or a permitted transferee of such Member) ceasing to be a Member in the Company, such Member (or such permitted transferee) shall cause the members and alternates appointed by it to the Executive Committee to resign from the Executive Committee of the Company in which event the Executive Committee will consist of only two (2) members who will be designated by the remaining Member.

(f) Membership — Bad Acts Removal. At the request of the other Member, each Member shall remove any member or alternate to the Executive Committee appointed by it who (a) misappropriates or converts any funds of the Company to his or her personal use, (b) is declared to be an incompetent in any judicial proceedings and appoint a replacement member or alternate.

(g) Voting — One Vote. All of the members or alternate members of the Executive Committee representing a Member (the “Representatives”) shall collectively be entitled to cast one (1) vote on behalf of that Member with respect to any decision made by the Executive Committee; provided that if only one Representative representing a Member is present at a meeting of the Executive Committee, the Representative present shall be entitled to cast the one (1) vote on behalf of such Member.

(h) Meetings — Generally. Regular meetings of the Executive Committee may be held at such times and places as may be designated from time to time by resolution of the Executive Committee and communicated to all Representatives by written notice in accordance with Section 11.1. Special meetings of the Executive Committee may be called by the Manager or any member of the Executive Committee upon three (3) Business Days notice to all Representatives by telephone, or telecopy so long as a Representative of each Member is contacted directly via telephone or such Representative confirms actual receipt of any notice sent via telecopy, which notice may be waived in each instance. The Executive Committee may conduct its meetings through communication by which all Representatives participating may hear each other during the meeting. An agenda for each meeting shall be prepared in advance by the Manager in consultation with the Members. Subject at all times to Section 4.1(f) hereof, two (2) Representatives of the Executive Committee, one representing each Member, shall constitute a quorum. Unanimous approving votes shall be required for all actions of the Executive Committee and such unanimous approving votes shall be binding upon both Members for all matters, including financing, refinancing, conveyance of some or all of the Company’s assets, dissolution of the Company, and execution of contracts. Any action required or permitted to be taken by the Executive Committee may be taken by written consent (delivered by electronic means or otherwise) signed by the number of members or alternates required to approve such actions and taken at a meeting of the Executive Committee.

(i) Meetings — Other Invitees. With advance notice to the members representing the other Member, an Executive Committee member or alternate representing either Member, may invite to any meeting of the Executive Committee any Person having an equity interest in the Member represented or in any constituent entity thereof, or any legal counsel, consultant or other agent of any such party, provided that no Persons other than the Executive Committee members or alternates shall be entitled to vote with respect to any proceedings of the Executive Committee.

(j) Meetings — Minutes. The Manager shall cause written minutes to be prepared of all actions taken by the Executive Committee whether by formal meeting, telephonic meeting or otherwise, and, within ten (10) Business Days after any such meeting, shall deliver a copy thereof to each member or alternate member of the Executive Committee in attendance at such meeting for his or her review and written approval, which written approval shall be required in order to evidence the approval of any action taken by the Executive Committee, and which minutes shall be deemed approved by the Representative representing a Member if not approved or disapproved by such Representative within five (5) Business Days after the delivery thereof.

(k) Procedures and Methods. In addition to the foregoing, the Executive Committee may adopt other procedures and methods designed to permit the business of the Company to proceed in an orderly and prompt manner, notwithstanding the necessity of Executive Committee approval hereunder, so long as such procedures and methods are calculated to keep members and alternates of the Executive Committee advised of the affairs of the Company and allow for a reasonable period for objection by any member of the Executive Committee.

(l) Voting — Reliance. The members and alternates of the Executive Committee representing each Member may rely absolutely on the vote, consent, approval, disapproval or execution and delivery of any instrument by any member or alternate representing the other Member as having been fully authorized and approved by the other Member, and no member or alternate is authorized or required to inquire as to whether any member or alternate representing the other Member was actually authorized by the Member represented by him or her.

(m) No Commission. Members and alternates of the Executive Committee shall not receive any compensation or other remuneration from the Company for their services to the Company.

Section 4.2 Management of the Company.

(a) Duties and Obligations – Generally. The Manager shall manage the affairs of the Company and make all decisions with regard thereto, except where (i) such decision is a Major Decision or otherwise requires a Member’s approval under this Agreement or (ii) the approval of any of the Members is expressly required by a non-waivable provision of applicable law.

(b) Standard of Care. The Manager shall discharge its duties in good faith and in the best interests of the Company in accordance with this Agreement. The Manager, on behalf of the Company, shall in good faith use all commercially reasonable efforts to cause the Property Manager to comply with its obligations under the Property Management Agreement Without limiting the ability of the Executive Committee to designate officers pursuant to Section 4.4, the Manager shall not delegate any of its rights or powers to manage and control the business and affairs of the Company without the approval of the Executive Committee. .

(c) Manager Authority. Except as otherwise expressly provided in this Agreement, (i) all references herein to any action to be taken by the Company shall mean action taken in the name of the Company and on its behalf by the Manager and (ii) the Manager may make any reasonable decision, take any reasonable action, and execute and deliver any document or instrument, on behalf of the Company without the consent of any other Member.

By way of illustration, but not in limitation of the foregoing, except for Major Decisions, the Manager shall and shall have the power and the authority, on behalf of the Company as the Manager, to do any and all of the following to effectuate the purposes of the Company:

(1) Engage qualified Persons to assist in the Company’s business, including design professionals, contractors and consultants, attorneys, accountants, real estate brokers and management agents;

(2) Pay, without duplication, all expenses incurred by the Company in accordance with the approved Operating Budget, including all costs and expenses to maintain continuously insurance required under this Agreement and for all taxes and assessments when due;

(3) Maintain the books and records for the Company, conduct asset management activities of the Company and prepare the reports and financial statements to be submitted to the Members in accordance with this Agreement;

(4) Operate the business of the Company in accordance with the approved Operating Budget, subject to the budget flexibility provisions of Section 4.1(b)(3) above;

(5) Supervise negotiations with the appropriate Governmental Authorities;

(6) Supervise the resolution of any disputes concerning boundaries of the Property or Project and the rights of adjoining owners;

(7) Cause the Property to be acquired by the Company in accordance with the Contribution Agreement and thereafter cause the Project to be maintained and operated and leased substantially in accordance with the approved Operating Budget, and in compliance with all applicable Governmental Requirements, including those relating to zoning, building, fire, subdivision control, and environmental requirements, including the Americans with Disabilities Act, and applicable variances to any of the foregoing;

(8) As applicable, obtain all permits, licenses, approvals, and variances required for the acquisition, ownership and maintenance of the Property, and for the operation, management, repair, redevelopment, renovation, improvement, leasing and use of the Project in accordance with applicable Governmental Requirements and customary local practices;

(9) If applicable, for a repair, redevelopment or renovation, select and approve materials to be incorporated into the Project consistent with their intended quality;

(10) Maintain or cause the tenant under the Lease or tenants under any other leases hereafter in effect with respect to the Project, the insurance coverages required by (i) the Lease or any other leases hereafter in effect with respect to the Project and (ii) the Project Loan Documents or the documentation for any loan to the Company hereafter in effect;

(11) Oversee the management of the Project and procure the proper performance of all obligations connected with the carrying out and completion thereof substantially in accordance with the approved Operating Budget therefor;

(12) Verify and pay all costs incurred in connection with the Property and the Project in conformity with the approved Operating Budget therefor;

(13) Advise the Members without delay of or any difficulties, problems, occurrences, circumstances or situations relating to the Project that, in the reasonable commercial judgment of the Manager, are likely to cause any capital repairs or renovations, or a material variance from an approved Operating Budget;

(14) Undertake, implement and complete any operation and maintenance program or any other program or action to remove or otherwise remediate hazardous materials; and

(15) Perform all necessary or incidental activities relating to the foregoing.

(d) Any Person not Affiliated with the Manager that deals with the Manager on behalf of the Company may rely absolutely on any action, failure to act, or execution and delivery of any instrument by the Manager on behalf of the Company as having been authorized by requisite action of the Executive Committee, and no such non-Affiliated Person shall be authorized or required to inquire as to whether any such action by the Manager on behalf of the Company shall actually have been so authorized. As between the Members, as between an Affiliated Person and the Company or Manager, and as between the Manager and the Company, the authority of the Manager to act on behalf of the Company shall be determined from the pertinent provisions of this Agreement.

Section 4.3 Operating Budget.

An annual Operating Budget shall be prepared for the Project which shall be prepared and submitted by the Manager to the Executive Committee for approval. After an annual Operating Budget has been approved by the Executive Committee, the Manager shall implement it on behalf of the Company and may incur the expenditures and obligations therein provided. The initial Operating Budget shall be prepared by the Manager and submitted to the Executive Committee for approval within thirty (30) days after the date hereof. Thereafter, by November 1 of each calendar year, the Manager shall deliver to the Executive Committee for approval a proposed Operating Budget for the Property or Project for the next calendar year. If any Operating Budget for any calendar year has not been approved by January 1 of that year, the Company shall continue to operate under the Operating Budget for the previous year with such adjustments as may be necessary to reflect deletion of non-recurring expense items set forth on the previous Operating Budget and increased insurance costs, taxes, utility costs, and debt service payments; however, no capital expenditures (other than deposits into any capital reserve account) shall be made for that year until an Operating Budget for such year is approved, unless the Executive Committee specifically consents thereto in writing.

Section 4.4 Officers and Manager Authorized Signatories.

(a) The Executive Committee may designate one or more Persons to be officers of the Company, and any officers so designated shall have such title, authorities, duties, and salaries as the Executive Committee may delegate to them. Any officer may be removed as such, either with or without cause, by the Executive Committee.

(b) Holdings has appointed the following persons as its authorized signatories to execute and deliver any and all documents and agreements that Holdings is authorized or required to execute and deliver in its capacity as Manager of the Company: (i) Shannon K S Johnson, (ii) Andrea R. Biller and (iii) Scott D. Peters (the “Manager Authorized Signatories”). The Members hereby acknowledge and agree that Holdings shall have the power and authority to remove or replace or designate additional Manager Authorized Signatories in its sole discretion by delivering written notice of such removal to the Company and the other Member, Upon Managers ceasing to be a Member in the Company, the Manager Authorized Signatories shall no longer have any rights to bind the Company or otherwise act upon its behalf. Any entity that replaces Holdings as Manager of the Company shall have the same right to designate its own Manager Authorized Signatories from time to time in its sole discretion.

Section 4.5 Removal of Manager. Upon the occurrence of a Removal Event on the part of a Member who is also a Manager, and provided the other Member shall (i) not have also suffered a Removal Event, and (ii) not be in default under this Agreement, the non-managing Member may remove the managing Member as the Manager, in which event the non-managing Member shall undertake the role of Manager hereunder.

Section 4.6 Reimbursement of Expenses.

The Manager shall be reimbursed for all out-of-pocket expenses actually incurred by it directly in conjunction with the business and affairs of the Company (including travel and entertainment expenses, telephone costs, and the like, but not overhead expenses, to the extent set forth on an Operating Budget or as otherwise approved in writing by the Executive Committee. Upon request, the Manager shall provide reasonable supporting verification to the other Members for all expenditures for which any reimbursement is requested.

Section 4.7 Compensation of Manager and Members.

Except as herein otherwise specifically provided or approved by the Executive Committee, no compensatory payment shall be made by the Company to the Manager or any Member for the services to the Company of the Manager or such Member or any member or employee of the Manager or such Member.

Section 4.8 Transactions with Affiliates.

(a) General. When any service or activity to be performed on behalf of the Company is performed by a Member or an Affiliate of a Member, the fee payable for such service or activity shall not exceed the fee which would be payable by the Company to an unaffiliated third party of comparable standing providing the same services. The foregoing shall not limit or otherwise impact the amounts payable by the Company under any Property Management Agreement.

(b) Exercise of Remedies under Agreements with Affiliates. Notwithstanding any other provision to the contrary, (i) the single vote of the member of the Executive Committee appointed by Holdings shall, on its own, be sufficient to bind the Company to authorize or require the enforcement of, or exercise any right or option or taking of any action under any agreement between the Company and Duke or an Affiliate of Duke and (ii) the single vote of the member of the Executive Committee appointed by Duke shall, on its own, be sufficient to bind the Company to authorize or require the enforcement of, or exercise any right or option or taking of any action under the Property Management Agreement and the other agreement between the Company and Holdings or any Affiliate of Holdings and (iii) in either of the forgoing events, the Company shall be required to immediately take any such actions requested by Holdings or Duke, as the case may be, other than termination.

Section 4.9 Property Management.

On or before the date of this Agreement the Company shall enter into a Property Management Agreement with Property Manager, under which Property Manager shall manage the Project.

Section 4.10 Indemnification; Reimbursement of Expenses; Insurance

To the fullest extent permitted by the Act: (a) the Company shall indemnify each Member and Manager who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), any appeal therein, or any inquiry or investigation preliminary thereto, solely by reason of the fact that he or she is or was a Member or Manager and was acting within the scope of its duties or under the authority of the Members; (b) the Company shall pay or reimburse a Member or Manager for all losses and expenses incurred by him or her (1) in advance of the final disposition of a Proceeding to which such Member or Manager was, is or is threatened to be made a party, and (2) in connection with his or her appearance as a witness or other participation in any Proceeding. The Company, by adoption of a resolution of the Members, may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Members and Managers under the preceding sentence. The provisions of this Section 4.10 shall not be exclusive of any other right under any law or any provision of the Certificate or this Agreement, or otherwise. Notwithstanding the foregoing, this indemnity shall not apply to actions constituting gross negligence, willful misconduct or bad faith, or involving a breach of this Agreement, but shall apply to actions constituting simple negligence. The Company may purchase and maintain insurance to protect itself and any Member, Manager, officer, employee or agent of the Company, whether or not the Company would have the power to indemnify such Person under this Section 4.10. This indemnification obligation shall be limited to the assets of Company and no Member shall be required to make a Capital Contribution in respect thereof.

Section 4.11 Conflicts of Interest.

Except as otherwise set forth in this Agreement, (i) each Member, Manager, officer or Affiliate thereof may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member, Manager, officer or Affiliate the right to participate therein or to account therefore, and (ii) the Company may transact business with any Member, Manager, officer or Affiliate thereof, provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties.

Section 4.12 Governmental Requirements.

The Manager and Members will use their respective good faith and commercially reasonable efforts to cause the Company to conduct its business in accordance with all applicable Governmental Requirements having jurisdiction of the Company and its properties and assets.

ARTICLE 5

ACCOUNTING AND REPORTING

Section 5.1 Fiscal Year, Accounts, Reports.

(a) The fiscal year of the Company shall be the calendar year.

(b) The books of account of the Company, at Company expense, shall be kept and maintained by the Manager on an accrual basis in accordance with generally accepted accounting principles applied on a consistent basis. The books of account shall be kept at the principal place of business of the Company, and shall at all times be available for inspection by any Member.

(c) The Manager shall, at Company expense, furnish to the Members (1) on or before the 20th day of each month, an unaudited statement setting forth and describing in reasonable detail the receipts and expenditures of the Company during the preceding month and comparing the results of operations of the Company for such month and for the year to date to the Operating Budget, (2) on or before 60 days after the end of each fiscal year, a balance sheet of the Company dated as of the end of such fiscal year, a statement of the Members’ Capital Accounts and Capital Contribution Balances, a statement of Net Cash Flow, and a statement setting forth the Profits and Losses of the Company for such fiscal year, and (3) from time to time, all other information relating to Company and its business and affairs reasonably requested by any Member. Upon the request of either Member, the books and records of the Company shall be audited by the Auditor, with the audit report issued within ninety (90) days following the end of the fiscal year.

(d) Each Member, at its expense, may at all reasonable times during usual business hours audit, examine, and make copies of or extracts from the books of account records, files, and bank statements of the Company. Such right may be exercised by any Member, or by its designated agents or employees.

Section 5.2 Bank Accounts.

The Manager shall open and maintain (in the name of the Company) a special bank account or accounts in a bank or savings and loan association, the deposits of which are insured, up to the applicable limits, by an agency of the United States government, in which shall be deposited all funds of the Company. Withdrawals therefrom shall be made upon the signatures of such Persons as the Manager shall designate.

ARTICLE 6

CAPITAL CONTRIBUTIONS

Section 6.1 Capital Contributions.

Contemporaneously with the execution of this Agreement and in accordance with the terms and conditions of the Contribution Agreement, Duke shall contribute the Property to the capital of the Company and Holdings shall contribute cash to the capital of the Company as set forth on Exhibit A attached hereto and made a part hereof in exchange for their Membership Interests in the Company (the “Initial Capital Contributions”). Simultaneously with the contribution of the Property to the Company, the Company shall contribute the Property to the Project LLC; provided, that for convenience of the parties, the Property will be deeded directly to the Project LLC.

Section 6.2 Project Loan and Distributions to Duke.

(a) Simultaneously with the contribution to the Company of the Initial Capital Contributions by Duke and Holdings the Company shall close the Project Loan.

(b) Immediately after the funding of the Initial Capital Contributions and the closing of the Project Loan, the Company shall distribute to Duke the amounts set forth on said Exhibit A from the sources of funds described on said Exhibit A.

(c) The Members agree that after giving effect to the contributions and distributions contemplated by Sections 6.1 and 6.2(b) above, Duke’s Capital Contribution Balance is $2,899,038.85, and Holdings’ Capital Contribution Balance is $11,596,155.41.00.

Section 6.3 Section 6.4	Intentionally Omitted. Additional Capital Contributions — Calls by Members.

If the Manager should at any time determine that to meet the Company’s cash requirements (x), the Company is in need of any funds in excess of amounts: available to the Company from (i) cash flow, (ii) reserves set forth in any Operating Budget or otherwise approved by the Executive Committee, (iii) any loans approved by the Executive Committee made to the Company to fulfill such obligations or requirements, or (iv) the Initial Capital Contributions made by the Members pursuant to Section 6.1 hereof, and (y) that it would be in the best interests of the Company to obtain such required funds, then the Members shall contribute the needed funds to the capital of the Company in proportion to their respective Sharing Ratios at such time. In the event that the Manager makes a call for an Additional Capital Contribution under this Section 6.4, but then a Member fails to make the Additional Capital Contribution required hereunder within the time period required under Section 6.5 hereof, such Member shall be a Non-Contributing Member hereunder, and the other Member shall be relieved of any obligation to make such Additional Capital Contribution called for, notwithstanding any provision hereof to the contrary (and, to the extent such Member has already made such Additional Capital Contribution, such Additional Capital Contribution shall be refunded to it immediately upon its demand and, upon such reimbursement, the Non-Contributing Member’s failure to contribute shall be deemed cured and such Member shall no longer be considered a Non-Contributing Member).

Section 6.5 Notice of Additional Capital Contributions.

Additional Capital Contributions contemplated by Section 6.4 hereof may be called for only in the amounts, at the times and for the purposes set forth in this Article 6, by written notice to the Members by the Manager and shall be due twenty (20) Business Days after the date of such notice. Any Member not meeting such capital call in full within said twenty (20)-Business Day period shall be a "Non-Contributing Member” hereunder, but the other Member (the "Contributing Member") shall not exercise its remedies under Section 6.6 hereof unless such failure to meet a capital call remains uncured by the close of business on the tenth (10th) Business Day following the expiration of such twenty (20)-Business Day period.

Section 6.6 Additional Capital Contributions and Member Loans.

(a) Funding of Additional Capital or Member Loans on Behalf of Non-Contributing Member. In the event that a Member becomes a Non-Contributing Member with respect to an obligation to make a cash Additional Capital Contribution under Section 6.4 hereof, then following the expiration of any applicable grace or cure period expressly set forth in Section 6.5 hereof, the Contributing Member may, but shall not have the obligation to, pay, for and on behalf of the Non-Contributing Member, an amount equal to the amount which the Non-Contributing Member has failed to contribute to the capital of the Company, and the amount so paid by the Contributing Member on its own behalf and on behalf of the Non-Contributing Member shall (x) constitute a loan to the Company (a “Member Loan”). Any such loan to the Company shall be transferable to an Affiliate of the Contributing Member at any time and shall bear interest on the unpaid principal balance thereof at an annual rate (compounding monthly) equal to the lesser of (A) the then maximum rate permitted on such debts under the laws of the State of Delaware, or (B) six percent (6%) over the Prime Rate in effect on the date on which the Contributing Member makes such loan; provided, however, that the Prime Rate shall be adjusted and determined on the last day of each calendar month while any part of such loan or any interest accrued thereon remains outstanding, and such loan shall bear interest on the unpaid principal balance thereof from the first day of the next succeeding calendar month through the last day of such next succeeding calendar month at an annual rate (compounding monthly) equal to the lesser of (I) the then maximum rate permitted on such debts under the laws of the State of Missouri or (II) six percent (6%) over the Prime Rate as so determined. Notwithstanding the provisions of Articles 8 and 10 hereof, and any other provision hereof to the contrary, until any such loan and all interest accrued thereon has been paid to the Contributing Member making such loan, no distributions of cash, in liquidation or otherwise, shall be made by the Company to the Members, and all such distributions to which the Members would otherwise be entitled under this Agreement shall be distributed by the Company to the Contributing Member making such loan and shall be applied first to the payment of all accrued and unpaid interest on such loan and then to the payment of the principal amount of any such loan.

Section 6.7 Return of Contributions.

Except as expressly provided herein, no Member shall be entitled to the return of (a) any part of its Capital Contributions, (a) any interest in respect of any Capital Contribution, or (b) the fair market value of its Membership Interest in connection with a withdrawal from the Company or otherwise. Unrepaid Capital Contributions shall not be a liability of the Company or of any Member. No Member shall be required to contribute or lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions to the Company.

Section 6.8 Company Loans.

If the Company shall have insufficient cash to pay its obligations, any Member, with the approval of the Executive Committee, may advance such funds for the Company on such terms and conditions as the lending Member and the Executive Committee shall determine. Each such advance shall constitute a loan from such Member to the Company and shall not constitute a Capital Contribution.

Section 6.9 Balances.

The Company’s books and records shall contain entries indicating the type and amount of Capital Contributions made to the Company.

Section 6.10 No Third-Party Rights.

Nothing contained in this Article 6, nor any other provision of this Agreement shall be construed to create any rights or benefits in any Person, other than the Members, and their respective legal representatives and permitted transferees, successors and assigns, subject to the limitations on transfer contained herein.

Section 6.11 Member Loans for Guaranty Payments. Notwithstanding anything contained herein to the contrary, in the event that Holdings (or Grubb & Ellis Healthcare REIT, Inc., a Maryland corporation) shall make a payment to the lender of the Project Loan or otherwise incur any damages, losses, costs or expenses, including, without limitation, actual and reasonable attorneys fees or expenses, under or related to the Holdings Guaranty or Duke shall make a payment to the lender of the Project Loan or otherwise incur any damages, losses, costs or expenses, including, without limitation, actual and reasonable attorneys fees or expenses, under or related to the Duke Guaranty (a “Guaranty Payment”), then (a) the amount of such Guaranty Payment by Holdings or Grubb & Ellis Healthcare REIT, Inc. shall constitute a Member Loan to the Company by Holdings and (b) the amount of such Guaranty Payment by Duke shall constitute a Member Loan to the Company by Duke (either a “Guaranty Payment Member Loan”). Any Guaranty Payment Member Loan shall be treated in the same manner as other Member Loans except as follows: (i) Guaranty Payment Member Loans shall be paid prior to the payment of any other Member Loans and (ii) Guaranty Payment Member Loans made by Duke shall be payable prior to payments of Guaranty Payment Member Loans made by Holdings.

ARTICLE 7

FINANCING

Section 7.1 Project Financing.

On or about the date hereof the Company shall close the Project Loan. In connection with the Project Loan, Manager, on behalf of the Company, shall enter into an interest rate cap agreement in form and substance satisfactory to Manager in its reasonable discretion. Each Member agrees to provide a limited payment guaranty of the obligations of the Company with respect to the Project Loan; provided, however, that (a) the Members’ obligations under any such guaranty agreements shall be proportionate to their respective Sharing Ratios, (b) Holdings’ guaranty shall be for 80% of the outstanding indebtedness of the Project Loan from time to time and shall be provided by Grubb & Ellis Healthcare REIT, Inc. (the “Holdings Guaranty”), (c) Duke’s guaranty shall be for 20% of the outstanding indebtedness of the Project Loan from time to time (the “Duke Guaranty”) and (d) such guaranty agreements shall otherwise be in form and substance reasonably acceptable to each Member. Subject to the limitations set forth in the following sentence, in connection with the Holdings Guaranty, Duke agrees to indemnify and hold Holdings harmless with respect all losses, damages, costs and expenses, including without limitation, actual and reasonable legal fees and disbursements incurred by Holdings being required to (i) take any actions or make an undertakings under Sections 21(a) or (b) of the Holdings Guaranty, or (b) make any payments of any amounts under the Sections 21(a) or (b) of the Holdings Guaranty (collectively, the “Claims”). Duke’s obligation to indemnify and hold harmless Holdings shall be limited to Claims to the extent they result from any action or inaction that constitutes gross negligence, willful misconduct or bad faith, or involving a breach of this Agreement (but shall not apply to actions constituting simple negligence) by Duke from and after the Closing Date (as defined in the Project Loan Documents) (including without limitation, any action or inaction that constitutes gross negligence, willful misconduct or bad faith, or involving a breach of this Agreement (but shall not apply to actions constituting simple negligence) by Duke in the event that Duke shall become the Manager of the Company).

ARTICLE 8

DISTRIBUTIONS

Section 8.1 Distributions in General.

From time to time, in accordance with Sections 8.2 below, the Manager shall determine the amount, if any, by which the Company funds then on hand exceed the reasonable working capital needs of the Company, including reasonable reserves for future Company obligations. Any excess funds shall be distributed to the Members in accordance with the provisions of this Article 8.

Section 8.2 Distribution of Net Cash Flow.

The Net Cash Flow for any particular period, subject to Section 6.6(a) and 6.11, shall be distributed to the Members in the following order of priority no less frequently than bi-monthly:

(a) For the first thirty six month period following the date of this Agreement, 20% to Duke and 80% to Holdings;

(b) After the first thirty six month period following the date of this Agreement,

(1) first, 20% to Duke and 80% to Holdings until each Member has received an amount calculated like interest equal to a 6% per annum cumulative return on its Capital Contribution Balance;.

(2) second, 30% to Duke and 70% to Holdings until each Member has received an amount calculated like interest equal to an 8% per annum cumulative return on its Capital Contribution Balance, and taking into account the amounts distributed under Section 8.2(a) and 8.2(b)(1); and

(3) The balance, if any, 40% to Duke and 60% to Holdings.

Section 8.3 Distribution of Capital Proceeds. Capital Proceeds for any particular period, subject to Section 6.6(a) and 6.11, shall be distributed in the following order of priority within 30 days of the closing of any Capital Transaction:

(a) first, 20% to Duke and 80% to Holdings in reduction of their Capital Contribution Balances until each of their Capital Contribution Balances have been reduced to zero;

(b) second, 20% to Duke and 80% to Holdings until each Member has shall have achieved a 6% IRR, taking into account the amounts distributed under Sections 8.2 and Section 8.3(a). ;

(c) third, 30% to Duke and 70% to Holdings until each Member has shall have achieved an 8% IRR , taking into account the amounts distributed under Sections 8.2 and Sections 8.3(a) and (b); and

(d) The balance, if any, 40% to Duke and 60% to Holdings.

ARTICLE 9

CAPITAL ACCOUNTS, ALLOCATIONS, AND TAX MATTERS

Section 9.1 Section 9.2	[Intentionally Omitted] Capital Accounts.

(a) Establishment and Maintenance. A separate capital account (“Capital Account”) will be maintained for each Member. The Capital Account of each Member will be determined and adjusted as follows:

(1) Each Member’s Capital Account will be credited with the amount of cash and Gross Asset Value, as agreed by the Members, of any property (net of liabilities assumed by the Company resulting from such contribution and liabilities to which the property is subject) contributed by a Member to the Company, the Member’s distributive share of Profits, any items in the nature of income or gain that are specially allocated to the Member under Section 9.4(c) or Section 9.4(d), and the amount of any Company liabilities that are assumed by the Member or secured by any Company property distributed to the Member.

(2) Each Member’s Capital Account will be debited with the amount of cash and the Gross Asset Value of any Company property distributed to the Member under any provision of this Agreement, the Member’s distributive share of Losses, any items in the nature of deduction or loss that are specially allocated to the Member under Section 9.4(c) or Section 9.4(d), and the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company.

(3) If any Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

(b) Modifications by Manager. The provisions of this Section 9.2 and the other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions. The Manager may modify the manner in which the Capital Accounts are maintained under this Section 9.2 to comply with those provisions, as well as upon the occurrence of events that might otherwise cause this Agreement not to comply with those provisions; however, without the unanimous consent of all Members, the Manager may not make any modification to the way Capital Accounts are maintained if such modification would have the effect of changing the amount of distributions to which any Member would be entitled during the operation, or upon the liquidation, of the Company.

Section 9.3 Adjustment of Gross Asset Value.

“Gross Asset Value.” with respect to any asset, is the adjusted basis of that asset for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed (or deemed contributed under Code Sections 704(b) and 752 and the Regulations promulgated thereunder) by a Member to the Company will be, subject to Section 6.3, the fair market value of the asset on the date of the contribution, as detailed on Exhibit A or as otherwise determined by the Executive Committee.

(b) The Gross Asset Values of all Company assets will be adjusted to equal the respective fair market values of the assets, as determined by the Executive Committee, as of (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, and (3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).

(c) The Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value of the asset on the date of distribution.

(d) The Gross Asset Values of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b), 732(d) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this Section 9.3(d) to the extent that the Manager determines that an adjustment under Section 9.3(b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this Section 9.3(d).

(e) After the Gross Asset Value of any asset has been determined or adjusted under Section 9.3(a), Section 9.3(b) or Section 9.3(d), Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

Section 9.4 Profits, Losses and Distributive Shares of Tax Items.

(a) Profits. After giving effect to the special allocations in Sections 9.4(c) and 9.4(d), Profits for any fiscal year shall be allocated to the Members so as to reduce, proportionately, the differences between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such fiscal year. No portion of Profits for any fiscal year shall be allocated to a member whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for such fiscal year.

(b) Losses. After giving effect to the special allocations in Sections 9.4(c) and 9.4(d), Losses for any taxable year shall be allocated to the Members so as to reduce, proportionately the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such fiscal year. No portion of the Losses for any fiscal year shall be allocated to a Member whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such fiscal year.

(c) Special Allocations. The following special allocations will be made in the following order and priority before determinations and allocations of Profits and Losses:

(1) Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any taxable year or other period for which allocations are made, before any other allocation under this Agreement, each Member will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(g)(2). The items to be allocated will be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 9.4(c)(1) is intended to comply with the minimum gain chargeback requirements of the Regulations, and will be interpreted consistently with the Regulations.

(2) Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain with respect to a Member Nonrecourse Debt during any taxable year or other period for which allocations are made, any Member with a share of such Member Nonrecourse Debt Minimum Gain (determined under Regulations Section 1.704-2(i)(5)) will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated will be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 9.4(c)(2) is intended to comply with the minimum gain chargeback requirements of the Regulations Section 1.704-2(f) and will be interpreted consistently with the Regulations.

(3) Qualified Income Offset. A Member who unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible.

(4) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Members in proportion to their respective Sharing Ratios in the Company.

(5) Member Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Member Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(6) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2(iv)(m).

(7) The allocations of Profit and Loss and items thereof in this Article 9 are intended to produce Capital Accounts for the Members that would equal the amounts each Member would receive if the Company were liquidated, all of the assets of the Company were sold for their Gross Asset Values and the proceeds were distributed in accordance with Section 10.2(c)(2). If at any time that is not the case, the Manager is authorized to make special allocations of items of income, gain, loss and expense until the Members’ Capital Accounts equal the amounts each Member would receive if the Company were liquidated, all of the assets of the Company were sold for their Gross Asset Values and the proceeds were distributed in accordance with Section 10.2(c)(2).

(d) Curative Allocations. The allocations set forth in Section 9.4(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may effect results which would be inconsistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Manager is authorized to divide other allocations of Profits, Losses, and other items among the Members, to the extent that they exist, so that the net amount of the Regulatory Allocations and the special allocations to each Member is zero. The Manager will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Regulations.

(e) Tax Allocations-Code Section 704(c). For federal, state and local income tax purposes, Company income, gain, loss, deduction or expense (or any item thereof) for each fiscal year shall be allocated to and among the Members to reflect the allocations made pursuant to the provisions of this Section 9.4 for such fiscal year. In accordance with Code Section 704(c) and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, solely for tax purposes, will be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Gross Asset Value of the property (computed in accordance with Section 9.3). If the Gross Asset Value of any Company asset is adjusted under Section 9.3(b), subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the related Regulations, using the so-called “traditional method.”. Allocations under this Section 9.4(e) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

(f) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits are in proportion to their Sharing Ratios

(g) Members shall be bound by the provisions of this Section 9.4 in reporting their shares of Company income and loss for income tax purposes.

Section 9.5 Tax Returns.

The Manager or its designee shall prepare and file all necessary federal and state income tax returns for the Company to be prepared prior to their due dates, including making the elections described in Section 9.6. Each Member shall furnish to the Manager all pertinent information in its possession relating to Company operations that is necessary to enable such income tax returns to be prepared and filed. Manager agrees to comply with any reasonable request from Duke for an estimate of taxable income for a particular year.

Section 9	.6Tax Elections.

The following elections shall be made on the appropriate returns of the Company:

(a) to adopt the calendar year as the Company’s fiscal year;

(b) to adopt the accrual method of accounting;

(c) if there is a distribution of Company property as described in section 734 of the Code or if there is a transfer of a Company interest as described in section 743 of the Code, upon written request of any Member, to elect, pursuant to section 754 of the Code, to adjust the basis of Company properties; and

(d) to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by section 709(b) of the Code.

No election shall be made by the Company or any Member to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws.

Section 9.7 Tax Matters Member.

Holdings shall be the “tax matters partner” of the Company pursuant to section 6231(a)(7) of the Code. As tax matters partner, such Member shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of section 6223 of the Code. Such Member shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof within ten days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity. Such Member shall not take any action contemplated by Subchapter C of Chapter 63, Subtitle F of the Code without the consent of each other Member. This provision is not intended to authorize such Member to take any action left to the determination of an individual Member under such Subchapter of the Code.

Section 9.8 Allocations on Transfer of Interests.

All items of income, gain, loss, deduction, and credit allocable to any interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based upon that portion of the calendar year during which each was recognized as owning such interest, without regard to the results of Company operations during any particular portion of such calendar year and without regard to whether cash distributions were made to the transferor or the transferee during such calendar year; however, such allocation shall be made in accordance with a method permissible under section 706 of the Code and the Regulations thereunder.

Section 9.9 Restrictions on Company Activities.

It is mutually agreed and understood that certain actions, if taken by the Company, could have seriously adverse tax or other economic consequences to the Members. In order to avoid such consequences, notwithstanding any other provision of this Agreement, the Members hereby agree as follows:

(a) The Members acknowledge that Duke Realty Corporation is an Affiliate of Duke and is a real estate investment trust (a “REIT”) and that Duke Realty Corporation’s ability to maintain its status as a REIT may be affected by the nature of the income and assets of the Company. So long as Duke or any Affiliate of Duke is a REIT, unless authorized by the express terms of this Agreement: (i) except with the express written consent of Duke, the Company shall not take any action which (a) could, in the reasonable judgment of Duke, adversely affect the ability of Duke Realty Corporation to continue to qualify as a REIT, or (b) could, in the reasonable judgment of Duke, subject Duke Realty Corporation to any additional taxes under Section 857 or Section 4981 of the Code; (ii) except with the express written permission of Duke, no services shall be provided directly by the Company to, or for the benefit of, tenants of the Property unless such services are provided by a “taxable REIT subsidiary” as defined in Section 856(l) of the Code or an “independent contractor” as defined in Section 856(d)(3) of the Code with respect to Duke Realty Corporation. The Members agree to discuss the types of services that might be provided directly by the Company to, or for the benefit of, tenants of the Property and to jointly determine (1) which services, if any, shall be so provided to, or for the benefit of, tenants of the Company, and (2) whether the Members or their Affiliates should form a jointly owned taxable REIT subsidiary to provide any such services and appropriate charges for any services provided by a taxable REIT subsidiary.

(b) So long as Duke or any Affiliate of Duke is a REIT: (i) without the prior approval of Duke, the Company shall neither acquire, nor own, directly or indirectly, any “securities” other than securities that constitute real estate assets within the meaning of Code Section 856(c)(5)(B), Government securities, or securities that are not considered securities pursuant to Section 856(m), (ii) any securities held by the Company in violation of the preceding clause (i) shall be deemed for all purposes to be held in trust by the Company for the benefit of Holdings, and shall not be an asset of the Company; and (iii) the Company shall immediately distribute such excess securities to Holdings, and Holdings hereby acknowledges and agrees that it will pay an amount of cash to Duke equal to Duke’s then-Sharing Ratio in the Company multiplied by the fair market value of such excess securities, as determined by an appraisal process as set forth in Subsection 9.9(f) hereof, and that the Company will pay all of the expenses associated with the appraisal process.

(c) Without the prior approval of both Members, the Company shall not elect to be treated as other than a partnership for federal, state and local tax purposes.

(d) Without the prior approval of both Members, the Company shall not actively market and hold for sale subdivided lots or condominium units.

(e) If an appraisal is required pursuant to Subsection 9.9(b) hereof, such appraisal shall be conducted by a committee of three (3) appraisers, each of whom shall be an MAI appraiser, chosen as follows: one (1) such appraiser shall be chosen by Duke, the second appraiser shall be chosen by Holdings and the third appraiser shall be chosen by the two (2) appraisers chosen as aforesaid. If either party does not select an appraiser within ten (10) days of the date of the election and direction from the other party to so select an appraiser, then the appraiser chosen by the other party shall be solely responsible for determining such fair market value. Each appraiser shall make an independent appraisal, and, if there is more than one (1) appraiser, the fair market value shall be the average of the two (2) appraisals closer in value. Each appraiser shall file its appraisal with the Company within twenty (20) days of its being retained hereunder

ARTICLE 10

WITHDRAWAL, DISSOLUTION, LIQUIDATION, AND TERMINATION

Section 10	.1Dissolution, Liquidation, and Termination Generally.

The Company shall be dissolved upon	the first to occur of any of the following:

(a) The sale or disposition of all of the assets of the Company and the receipt, in cash, of all consideration therefor;

(b) The determination of the Executive Committee to dissolve the Company; and

(c) The occurrence of any event which, as a matter of law, requires that the Company be dissolved.

Notwithstanding the foregoing, if the Company is dissolved pursuant to Section 10.1(c) because an event described in Section 18-801(4) of the Act occurs with respect to a Member, then the other Member may elect to continue the Company business within 90 days after the Members have actual notice of such event.

Section 10.2 Liquidation and Termination.

Upon dissolution of the Company, unless it is continued as provided above, the Manager shall act as liquidator or may appoint one or more other Persons as liquidator; however, if the Company is dissolved because of an event occurring with respect to a Member, the liquidator shall be one or more Persons selected in writing by the other Member. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation shall be a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Manager hereunder. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by the Auditor of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

(b) the liquidator shall pay all of the debts and liabilities of the Company or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) all remaining assets of the Company shall be distributed to the Members as follows:

(1) the liquidator may sell any or all Company property; and

(2) Company property shall be distributed to the Members as provided in Section 8.3.

Section 10.3 Deficit Capital Accounts.

No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

Section 10.4 Cancellation of Certificate.

Upon completion of the distribution of Company assets pursuant to Section 10.2(c)(2), the Member (or such other person as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.4, and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE 11

MISCELLANEOUS PROVISIONS

Section 11.1 Notices.

Each notice, demand, request, election or other communication (a “notice”) provided for under this Agreement shall be in writing. It shall be sent with all charges prepaid by depositing it with the United States Postal Service or any official successor thereto, certified or registered mail, return receipt requested, or by a nationally-recognized overnight courier service that obtains receipts. Each notice shall be effective upon being so deposited, but the time period in which a response to any notice must be given or any action taken with respect thereto shall commence to run from the date of actual receipt of the notice by the addressee thereof, as evidenced by the return receipt or courier receipt. Rejection or other refusal by the addressee to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be the receipt of the notice sent. Any party shall have the right from time to time to change the address or individual’s attention to which notices to it shall be sent and to specify up to two additional addresses to which copies of notices to it shall be sent by giving to the other party at least ten (10) Business Days’ prior notice thereof. The addresses of the parties are as follow:

Duke:	c/o Duke Realty Limited Partnership
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Attention: Howard L. Feinsand, Esq.
Telephone: (317) 808-6119
FAX: (317) 808-6790
with a copy to:	Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: James G. Farris, Jr., Esq.
Telephone: (404) 881-7896
FAX: (404) 881-7777
Holdings:	c/o Grubb & Ellis Healthcare REIT, Inc.
1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705
Attn: Danny Prosky, Vice President – Acquisitions and Mathieu
Streiff, Esq.
Telephone: (714) 667-8252
FAX: (714) 667-6816
with a copy to:	Cox, Castle & Nicholson LLP
2049 Century Park East, Suite 2800
Los Angeles, CA 90067
Attn: David P. Lari, Esq.
Telephone: (310) 284-2240
Fax: (310) 277-7889

Section 11.2 Governing Law.

This Agreement and the obligations of the Members hereunder shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country. Each Member submits to the jurisdiction of the state and federal courts in the State of Delaware.

Section 11.3 Entireties; Amendments.

This Agreement and its exhibits constitute the entire agreement between the Members relative to the formation of the Company. Except as otherwise provided herein, no amendments to this Agreement (or the Project LLC Agreement) shall be binding upon any Member unless set forth in a document duly executed by such Member.

Section 11.4 Waiver.

No consent or waiver, express or implied, by any Member of any breach or default by any other Member in the performance by the other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligation hereunder. Failure on the part of any Member to complain of any act or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver of rights hereunder.

Section 11.5 Severability.

If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 11.6 Ownership of Property and Right of Partition.

A Member’s interest in the Company shall be personal property for all purposes. No Member shall have any right to partition the property owned by the Company or the Project LLC.

Section 11.7 Captions, References.

Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Article and Section headings are for convenience of reference and shall not affect the construction or interpretation of this Agreement. Whenever the terms “hereof”, “hereby”, “herein”, or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular Section or provision, unless the context specifically indicates to the contrary. Whenever the word “including” is used herein, it shall be construed to mean including without limitation. Any reference to a particular “Article” or a “Section” shall be construed as referring to the indicated article or Section of this Agreement unless the context indicates to the contrary.

Section 11.8 Involvement of Members in Certain Proceedings.

Should any Member become involved in legal proceedings unrelated to the Company’s business in which the Company is required to provide books, records, an accounting, or other information, then such Member shall indemnify the Company from all expenses incurred in conjunction therewith.

Section 11.9 Interest.

No amount charged as interest on loans hereunder shall exceed the maximum rate from time to time allowed by applicable law.

Section 11.10 Estoppels.

Each Member shall, upon not less than fifteen (15) days’ written notice from any other Member, execute and deliver to such other Member a statement certifying that this Agreement is unmodified and in full force and effect (or, if modified, the nature of the modification) and whether or not there are, to such Member’s knowledge, any uncured defaults on the part of any other Member, specifying such defaults if any are claimed. Any such statement may be relied upon by third parties.

ARTICLE 12

CALL RIGHTS

Section 12.1 Holdings Call Rights.

Notwithstanding any other provision of this Agreement to the contrary, Holdings has the right and option (the “Call’) to require Duke to sell to Holdings the entire Membership Interest of Duke in the Company (the “Duke Interest”) in a closing to occur at any time during the period commencing on January 1, 2010 and ending March 31, 2010 (the “Call Period”). The Call may be exercised by Holdings providing written notice of exercise (the “Call Notice”) given to Duke during the Call Period, but not later than January 29, 2010. The Call Notice shall be with respect to all, and not less than all, of the Duke Interest The purchase price payable for the Duke Interest (the “Call Purchase Price”) shall be $3,900,000.00.

Section 12.2 Closing.

Effective as of the Call Closing Date, Duke shall cease to be a Member of the Company and the provisions of this Section 12.2 shall apply. The transfer of the Duke Interests by Duke to Holdings pursuant to the Call shall be closed and consummated through the delivery of documents and funds through First American Title Insurance Company or another nationally recognized title insurance company mutually acceptable to the Members on or before 2:00 p.m., Atlanta, Georgia time on the date set forth in the Call Notice, which closing date shall not be later than 60 days after Duke’s receipt of the Call Notice, or on such earlier Business Day as may be mutually approved by the Members (the “Call Closing Date”). At the closing, Holdings shall deliver to Duke (i) the Call Purchase Price in immediately available U.S. funds, and (ii) Duke’s allocable share of undistributed Net Cash Flow of the Company through the Call Closing Date. At such Call closing, Holdings shall also obtain and deliver to Duke a release from any personal recourse liabilities, of Duke (or any Affiliates of Duke that have executed and delivered guaranties, indemnities or other recourse obligations that are not limited to the Company, including, without limitation, the Duke Guaranty) made in connection with any loan to the Company which is not paid in full on the Call Closing Date. Holdings’ obligations in this regard shall be a condition to Duke’s obligations under this Article 12. Simultaneously with the receipt of the Call Purchase Price and any applicable release, Duke shall deliver the Duke Interests to Holdings free and clear of all transfers, encumbrances, liens, security interests and competing claims, together with customary representations and warranties concerning Duke’s ownership of the Duke Interest, and shall deliver to Holdings such instruments of transfer and such evidence of Duke’s existence, good standing and due authorization and execution and delivery as Holdings shall reasonably request, but shall not be obligated to provide any representations or warranties concerning the assets of the Company. Holdings shall have the right to cause its nominee(s) or designee(s) to acquire the Duke Interest at the closing but nothing herein shall relieve Holdings of its obligations hereunder. Any costs, expenses or fees imposed by a lender to provide its consent or to release a Duke (or its Affiliates) from personal liability related to any loan shall be paid 50% by Holdings and 50% by Duke. At the Call Closing, the Members shall execute and deliver amendments to this Agreement and any statement with regard to the Company filed in any public records, reflecting the withdrawal of Duke from the Company as of the Call Closing Date.

Section 12.3 Remedies.

In the event that Duke shall have otherwise complied with the provisions of this Article 12 but Holdings shall fail to pay or cause to be paid the Call Purchase Price and take the other actions required by Section 12.2, Duke shall have the option to pursue an action to specifically enforce the obligations of Holdings under this Article 12. In the event that Holdings shall have otherwise complied with the provisions of Article 12 but Duke shall fail to transfer its Membership Interest to Holdings and take the other actions required hereby, Holdings shall have the option to specifically enforce the obligations of Duke under this Article 12. Each Member shall pay its own attorney’s fees and expenses incurred in connection with the transfer of the Duke Interests. In order for either Member to pursue the specific performance of the obligations of the Members under this Article 12, such Member shall have provided written notice to the other Member of such Member’s breach of this Article 12 within 30 days after the Call Closing Date and if not earlier resolved, filed an action in a court of competent jurisdiction in pursuit of such remedy within 90 days after the Call Closing Date.

ARTICLE 13

PUT RIGHTS

Section 13.1 Duke Put Rights.

Notwithstanding any other provision of this Agreement to the contrary, Duke has the right and option (the “Put’) to require Holdings to purchase from Duke the Duke Interest in a closing to occur at any time during the period commencing on January 1, 2011 and ending on the later to occur of March 31, 2011 and thirty (30) days after the date the Fair Market Value of the Property is determined in accordance with Section 13.4 hereof (the “Put Period”). The Put may be exercised by Duke providing written notice of exercise (the “Put Notice”) given to Holdings during the Put Period, but not later than January 31, 2011. The Put Notice shall be with respect to all, and not less than all, of the Duke Interest. The purchase price payable for the Duke Interest (the “Put Purchase Price”) shall be an amount in cash (U.S.) equal to the greater of $10.00 in cash, or the amount of cash which Duke would have received on the Put Closing Date if the Company had sold the Property to a third party in an all cash transaction, for an amount equal to Fair Market Value of the Property determined in the manner set forth in Section 13.4 below and the Capital Proceeds from such deemed sale transaction had been distributed pursuant to Section 8.3 hereof. The determination of the Put Purchase Price shall include, without limitation, all adjustments and expenses of sale that would be have actually been incurred in connection with such deemed sale transaction, which the Members hereby agree shall be equal to the Imputed Closing Costs; provided, however, that the Put Purchase Price shall not include real estate closing prorations, which shall be separately adjusted between the Duke and Holdings pursuant to Section 13.3 hereof. Holdings shall pay the amount payable to Duke to the Company by wire transfer of immediately available U.S. funds, which amount shall be distributed immediately to the Duke in liquidation of its Membership Interest.

Section 13.2 Closing.

Effective as of the Put Closing Date, Duke shall cease to be a Member of the Company and the provisions of this Section 13.2 shall apply. At such Put closing, Holdings shall also obtain and deliver to Duke a release from any personal recourse liabilities, of Duke (or any Affiliates of Duke that have executed and delivered guaranties, indemnities or other recourse obligations that are not limited to the Company, including, without limitation, the Duke Guaranty) made in connection with any loan to the Company which is not paid in full on the Put Closing Date. Holdings’ obligations in this regard shall be a condition to Duke’s obligations under this Article 13.

The Put closing shall take place on the date through delivery of documents and funds through First American Title Insurance Company or another nationally recognized title insurance company mutually acceptable to the Members on or before 2:00 p.m., Atlanta, Georgia time on the date set forth in the Put Notices, but not later than the last day of the Put Period (the “Put Closing Date”). At the Put closing, the Members shall execute and deliver amendments to this Agreement and any statement with regard to the Company filed in any public records, reflecting the withdrawal of Duke from the Company as of the Put Closing Date.

Section 13.3 Remedies.

Duke shall provide customary representations warranties and covenants as to (i) its ownership of its Membership Interest in the Company free and clear of any transfers or encumbrances of any nature and (ii) the existence, good standing and authority of Duke to convey its Membership Interest in the Company to Holdings, but shall not be obligated to provide any representations or warranties concerning the assets of the Company. In addition, traditional real estate closing prorations shall be made, and the Put Purchase Price payable to Duke shall be increased or decreased by the net amount thereof due to or from Duke. In the event that the Duke shall have otherwise complied with the provisions of this Article 13 but Holdings shall fail to pay (or cause to be paid by the Company) the full amount of the Put Purchase Price to Duke by the Put Closing Date, then Duke shall have the option to pursue and action to specifically enforce the obligations of Holdings under this Article 13. In the event that Holdings shall have otherwise complied with the provisions of Article 13 but Duke shall fail to transfer its Membership Interest to Holdings and take the other actions required hereby, Holdings shall have the option to specifically enforce the obligations of Duke under this Article 13. In order for either Member to pursue the specific performance of the obligations of the Members under this Article 13, such Member shall have provided written notice to the other Member of such Member’s breach of this Article 13 within 30 days after the Put Closing Date and if not earlier resolved, filed an action in a court of competent jurisdiction in pursuit of such remedy within 90 days after the Put Closing Date.

Each Member shall pay its own attorney’s fees and expenses incurred in connection with the Put procedure. Any costs, expenses or fees imposed by a lender to provide its consent or to release a Duke (or its Affiliates) from personal liability related to any loan shall be paid 50% by Holdings and 50% by Duke.

Section 13.4 Fair Market Value.

For the purposes of this Article 13, the Fair Market Value of the Property shall be determined by the unamimous consent of the Executive Committee, or, in the event unanimous consent is not reached, by a committee of appraisers, each of whom shall be an MAI appraiser, chosen as follows: Within ten (10) days after the date of Holdings’ receipt of the Put Notice one (1) such appraiser shall be chosen by Duke and a second appraiser shall be chosen by Holdings. If either party does not select an appraiser within said ten (10) day period, then the appraiser chosen by the other party shall be solely responsible for determining such Fair Market Value. Each appraiser shall make an independent appraisal, and, if there is more than one (1) appraiser, the fair market value shall be the average of the two (2) appraisals if the higher appraisal is in an amount which is less than 105% of the amount of the lower appraisal. If the amounts of the higher appraisal is in an amount which is greater than 105% of the amount of the lower appraisal, then a third appraiser shall be chosen by the two (2) appraisers initially chosen (such selection to be made within ten (10) days of the date it is determined that the first two appraisals are not close enough to average) and the appraisal of such third appraiser shall determine the Fair Market Value of the Property. Each appraiser shall file its appraisal with the Company within twenty (20) days of its being retained hereunder.

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IN WITNESS WHEREOF, the duly authorized representatives of the Members have executed this Agreement as of the date first above written.

MEMBERS:	DUKE

BD ST. LOUIS DEVELOPMENT, LLC, an Indiana limited liability company
By: DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

By: DUKE REALTY CORPORATION, an Indiana corporation, General Partner

By /s/ Jason F. Sturman
Jason Sturman, Vice President

Taxpayer Identification Number: 35-1898425

[Signatures continued on following page]

HOLDINGS:
GRUBB & ELLIS HEALTHCARE REIT HOLDINGS, L.P.,
a Delaware limited partnership

BY: GRUBB & ELLIS HEALTHCARE REIT, INC., a Maryland corporation, its General Partner

By: /s/ Shannon K S Johnson
Name: Shannon K S Johnson
Title: Chief Financial Officer

Taxpayer Identification Number: 20-4738347